UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2011

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

Outlook for the Second Quarter of 2011:

BGC Partners, Inc. (“BGC Partners” or the “Company”) is updating its previously announced outlook for the second quarter of 2011 and expects that its results are trending towards the high end of the Company’s previously stated outlook ranges. These ranges for the second quarter of 2011 were: distributable earnings revenues between approximately $335 million and $350 million; pre-tax distributable earnings between approximately $52 million and $58 million; and post-tax distributable earnings between approximately $44 million and $49 million. These ranges assume an effective tax rate of 15% for the second quarter for distributable earnings purposes and are based on the Company’s previously announced definition of distributable earnings. See explanation below with respect to these non-GAAP financial measures.

Updated Risk Factors

The following are updated Risk Factors for the Company, which include, but are not limited to, updates related to legal and regulatory matters, including with respect to the biennial ARROW review by the Financial Services Authority in the UK:

RISKS RELATED TO OUR BUSINESS

Global Economic and Market Conditions

Our businesses and results of operations have been and may continue to be adversely affected by conditions in the global economy and financial markets generally.

Our businesses and results of operations have been and may continue to be adversely affected by conditions in the global economy and financial markets generally. From 2008 and through the first nine months of 2009, the financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by low levels of liquidity. This was initially triggered by declines in the values of subprime mortgages, but spread to all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes, including equities. Over this timeframe, the global markets were characterized by substantially increased volatility and short-selling and an overall loss of investor confidence, initially in financial institutions, but eventually in companies in a number of other industries and in the broader markets.

Since 2008, governments, regulators and central banks in the United States and worldwide have taken numerous steps to increase liquidity and to restore investor confidence. In addition, there are numerous legislative and regulatory actions that have been taken to deal with what regulators, politicians and others believe to be the root causes of the financial crisis, including laws and regulations relating to financial institution capital requirements and compensation practices, restrictions on the type of activities in which financial institutions are permitted to engage, and generally increased regulatory scrutiny. Many of the regulations that are required to implement recently adopted legislation (including the Dodd-Frank Act (as defined below)) are still being drafted or are not yet in effect; therefore, the exact impact that these regulations will have on our businesses and results of operations is presently unclear.

Declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, all combined to increase credit default swap spreads, to cause rating agencies to lower credit ratings, and to otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in central bank borrowing rates and other government actions. These market conditions have adversely affected our businesses and financial condition as customers or potential customers liquidated or consolidated, our ability to borrow money became restricted, and capital and margin requirements for our business lines increased. In addition, our operations suffered to the extent that ongoing market volatility caused individuals and institutional traders and other market participants to curtail or forgo trading activities.

Although market conditions improved during the fourth quarter of 2009 and during 2010 when compared to the year-earlier periods, there can be no assurance that these conditions will continue to improve in the near or long term. If they do not, our businesses, financial condition, results of operations and prospects may be adversely affected.

Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our businesses. The brokerage and financial services industries in general are directly affected by national and international economic and political conditions, broad trends in business and finance, the level and volatility of interest rates, changes in and uncertainty regarding tax laws and substantial fluctuations in the volume and price levels of securities transactions. On a consolidated basis, for the three months ended March 31, 2011, over 93% of our total revenues were generated by brokerage operations. As a result, our revenues and profitability are likely to decline significantly during periods of low trading volume in the financial markets in which we offer our services.

The financial markets and the global financial services business are, by their nature, risky and volatile and are directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the U.S. and global financial services markets, resulting in reduced trading volume and profitability for our businesses. These factors include:

•	economic and political conditions in the United States, Europe and elsewhere in the world, including concerns over governmental deficits, debt and possible defaults;

•	concerns about terrorism, war and other armed hostilities;

•	concerns over inflation and wavering institutional and consumer confidence levels;

•	the availability of cash for investment by our dealer customers and their customers;

•	the level and volatility of interest rates and foreign currency exchange rates;

•	the level and volatility of trading in certain equity and commodity markets;

•	the level and volatility of the difference between the yields on corporate securities being traded and those on related benchmark securities, which we refer to as “credit spreads”;

•	currency values; and

•	increasing margin requirements and other liquidity concerns.

Low trading volume generally results in reduced revenues. Under these conditions, our profitability is adversely affected since many of our costs are fixed. In addition, although less common, some of our brokerage revenues are determined on the basis of the value of transactions or on spreads. For these reasons, substantial decreases in trading volume or declining prices or spreads could have a material adverse effect on our businesses, financial condition, results of operations and prospects.

Consolidation in the brokerage, exchange and financial services industries could materially adversely affect our businesses, financial condition, results of operations and prospects because we may not be able to compete successfully.

In recent years, there has been substantial consolidation and convergence among companies in the brokerage, exchange and financial services industries, resulting in increasingly large existing and potential competitors, and increased concentration among markets dominated by some of our largest customers. During 2008 and 2009, as a result of the global financial crisis, this trend accelerated as many of the world’s largest banks and investment banks consolidated. For example, Washington Mutual and Bear Stearns were acquired by J.P. Morgan Chase; Lehman Brothers Holdings Inc. declared bankruptcy and its investment banking operations were largely absorbed by Barclays in the U.S. and by Nomura elsewhere; Bank of America Corp. acquired Merrill Lynch & Co., Inc. and Countrywide Financial; and Wells Fargo acquired Wachovia.

These and other financial services firms are our customers. Continued consolidation in the financial services industry and especially among our customers could lead to the exertion of additional pricing pressure by our customers, impacting the commissions we generate from our brokerage services. Further, the recent consolidation among exchange firms, and expansion by these firms into derivative and other non-equity trading markets, will increase competition for customer trades and place additional pricing pressure on commissions and spreads. These developments have increased competition from firms with potentially greater access to capital resources than we have. Finally, consolidation among our competitors other than exchange firms could result in increased resources and product or service offerings for our competitors. If we are not able to compete successfully in the future, our businesses, financial condition, results of operations and prospects could be materially adversely affected.

Regulatory/Legal

The financial services industry in which we operate is subject to significant regulation. We are subject to regulatory capital requirements on our regulated businesses, and a significant operating loss or any extraordinary charge against capital could adversely affect our ability to expand or, depending upon the magnitude of the loss or charge, even to maintain the current level of our businesses.

Many aspects of our businesses, like those of other financial intermediary firms, are subject to significant capital requirements. In the U.S., the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and various other regulatory bodies (including the Commodities Futures Trading Commission (“CFTC”) and the National Futures Association (the “NFA”)) have stringent provisions with respect to capital applicable to the operation of brokerage firms, which vary depending upon the nature and extent of the broker-dealer’s activities. We currently operate two U.S.-registered broker-dealers. In addition, we hold a 49% limited partnership interest in Aqua Securities, L.P., a U.S. registered broker-dealer. These broker-dealers are subject to SEC, FINRA, CFTC and NFA net capital requirements.

Our international operations are also subject to capital requirements. BGC Brokers L.P., BGC International and the United Kingdom (“UK”) branch of Aurel BGC, certain of our broker-dealers that operate in the UK, are currently subject to capital requirements established by the UK Financial Services Authority (the “FSA”), the statutory regulator for the UK financial services industry. The FSA applies stringent provisions with respect to capital applicable to the operation of these brokerage firms, which vary depending upon the nature and extent of their activities. The provisions relating to capital requirements enforced by the FSA are likely to change with the implementation of the FSA’s response to the Turner Review (a regulatory response to the global banking crisis), and our UK businesses will be required to adhere to these changes. We have been advised by the FSA that our UK group will need to maintain significantly higher regulatory capital than it has in the past. Our UK group will also need to adhere to new liquidity provisions that may impact the ability to transfer cash assets to other group members.

In addition, the majority of our other foreign subsidiaries are subject to similar regulation by the relevant authorities in the countries in which they do business. These regulations often include minimum capital requirements, which are subject to change. Similar requirements are applied to certain of our other subsidiaries that are regulated in other countries, such as Australia, France and Hong Kong.

While we expect to continue to maintain levels of capital in excess of regulatory minimums, there can be no assurance that this will be the case in the future, particularly in light of expected increases in capital requirements in the UK. If we fail to maintain the required capital, we may be required to reduce some of our operations or suspend our broker-dealer operations during the period that we are not in compliance with capital requirements, and may be subject to suspension or revocation of registration or withdrawal of authorization or other disciplinary action from domestic and international regulators, which would have a material adverse effect on us. In addition, if we fail to maintain the capital required by clearing organizations of which we are a member, our ability to clear through those clearing organizations may be impaired, which may adversely affect our ability to process trades. If the capital rules are changed or expanded, or if there is an unusually large charge against capital, our operations that require the intensive use of capital would be limited. Our ability to withdraw capital from our regulated subsidiaries is subject to restrictions, which, in turn, could limit our ability to pay dividends on our Class A common stock, par value $0.01 per share (the “Class A common stock”) and distributions on our BGC Holdings, L.P. (“BGC Holdings”) limited partnership interests, repay debt and repurchase shares of our Class A common stock or purchase BGC

Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor Fitzgerald, L.P. (“Cantor”), our executive officers, other employees, partners and others, and pursue strategic acquisitions or other growth opportunities. In addition, we may become subject to capital requirements in other foreign jurisdictions in which we currently operate or in which we may enter. We cannot predict our future capital needs or our ability to obtain additional financing.

Changes in legislation and in the rules and regulations promulgated by the SEC, the CFTC, the U.S. Department of Treasury (the “Treasury”), the FSA and other domestic and international regulators and self-regulatory organizations, as well as changes in the interpretation or enforcement of existing laws and rules, often directly affect the method of operation and profitability of broker-dealers and could result in restrictions in the way we conduct our business. For example, the U.S. Congress, the U.S. Treasury, the Board of Governors of the Federal Reserve System and the SEC are continuing to review the nature and scope of their regulation and oversight of the government securities markets and U.S. markets. In Europe, the implementation of the Markets in Financial Instruments Directive in Europe (“MIFID”) in November 2007 involved wide-ranging changes to European financial services regulation. Future legislation and/or regulation, for example resulting from the review of MIFID that is currently underway, and uncertainties resulting from the possibility of legislation and/or regulation, could adversely impact our business. Failure to comply with any of these laws, rules or regulations could result in fines, restrictions or limitations on business activity, suspension or expulsion from the industry, any of which could have a material adverse effect upon us. Changes in tax laws, such as the bank payroll taxes introduced in the UK and France at the end of the 2009, could have a material adverse effect on our compensation policies or businesses, financial condition and results of operations. Further, new rules and regulations proposed, or which may be proposed, by the U.S. President and his administration could have a significant impact on us.

In addition, financial intermediary firms are subject to numerous conflicts of interests or perceived conflicts, including for example principal trading and trading to make markets. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts, and we will regularly seek to review and update our policies, controls and procedures. However, these policies, controls and procedures may result in increased costs and additional operational personnel. Failure to adhere to these policies, controls and procedures may result in regulatory sanctions or customer litigation.

Our businesses, financial condition, results of operations and prospects could be adversely affected by new laws or regulations or by changes in existing laws or regulations or the application thereof.

The financial services industry, in general, is heavily regulated.

Changes in laws and in the rules and regulations promulgated by the SEC, FINRA, the CFTC, the Treasury, the FSA, and other domestic and international regulators and self-regulatory organizations, as well as changes in the interpretation or enforcement of existing laws, rules and regulations, often directly affect the method of operation and profitability of broker-dealers and could result in restrictions or limitations on the way we conduct our businesses. For a number of years, the U.S. Congress, the Treasury, the Board of Governors of the Federal Reserve System and the SEC have been reviewing the nature and scope of their regulation and oversight of the government securities markets and U.S. markets generally. In Europe, the implementation of MIFID in November 2007 involved wide-ranging changes to European financial services regulation. Future legislation and/or regulation, and uncertainties resulting from the possibility of such legislation and/or regulation, including changes in tax laws, such as the bank payroll taxes introduced in the UK and France at the end of the 2009, could have a material adverse effect on our businesses, financial condition, results of operations and prospects.

For example, in light of recent events in the U.S. and global financial markets and economy, regulators and legislators in the U.S. and European Union (“EU”) continue to craft new laws and regulations for the global over-the-counter (“OTC”) derivatives markets, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) that became law in July 2010. The Dodd-Frank Act mandates or encourages several reforms regarding derivatives, including new regulations for swaps markets creating impartiality considerations, additional pre- and post-trade transparency requirements, and heightened collateral or capital standards, as well as recommendations for the obligatory use of central clearing for most standardized derivatives. The Act also requires that standardized derivatives be traded in an open and non-exclusionary manner on a regulated exchange or a swap execution facility (“SEF”). The Act specifies that the SEC and CFTC must finalize rules for implementing these requirements by September 15, 2011. The actual implementation of such rules may be phased in over a longer period.

In September 2010, the European Commission released a draft proposal for a similar set of rules to cover the EU. Among other things, the Commission proposed that information on OTC derivative contracts should be reported to trade repositories and be accessible to supervisory authorities, that some transaction and price related information should be made available to more market participants than is currently common practice, and that standard OTC derivative contracts be cleared through central counterparties. While the Commission’s initial proposals are currently in a consultation phase prior to being presented to the European Parliament and the European Council for consideration. These rules will not be operational at least until the end of 2012.

Although we currently broker a number of centrally cleared products, and believe that we will qualify as a SEF in the U.S. and its equivalent in the EU, there can be no guarantee that the final rules will not negatively impact our volumes or revenues. In the event that the U.S. government, EU or other countries’ authorities ultimately were to mandate central clearing without ensuring fair and open access, or forcing trading via SEFs or exchanges for large portions of the OTC marketplace, and we were unable to provide transaction execution and reporting in an authorized manner, or to do so on a competitive basis, we would be negatively impacted. Further, it is conceivable that the new regulatory landscape will fundamentally alter the historical relationship between OTC wholesale brokers and our clients, which may have an adverse effect on us.

In the UK, the FSA has implemented far-reaching reform rules, designed to enhance firms’ liquidity risk management practices, based on the lessons learned since the start of the recent credit crisis. Implications of these rules include better liquidity risk management capability (including the use of stress testing and contingency funding plans), less reliance on short-term wholesale funding, and higher amounts and quality of liquid asset securities (government securities), leading to an increased likelihood of surviving a severe liquidity stress event, the overarching principles being self-sufficiency and adequacy of liquid resources.

Further, the authorities of certain EU countries have instituted a series of changes to tax law, including an excise tax on certain compensation payments that, if applicable to us, could have a material adverse effect on our businesses, financial condition, results of operations and prospects. Similarly, the current U.S. administration has proposed a series of changes to U.S. tax law, some of which could apply to us. It is not possible to predict if any of these new provisions will be enacted or, if they are, what form they may take. It is possible that one or more of such provisions could negatively impact our costs and our effective tax rate, which would affect our after-tax earnings. If any of such changes to tax law were implemented and/or deemed to apply to us, they could have a material adverse effect on our businesses, financial condition, results of operations and prospects, including on our ability to attract and retain executives and brokers.

In addition, the UK has passed the Bribery Act 2010, which will come into force on July 1, 2011. It creates four new offenses: two general offenses of bribing another person and being bribed, bribing a foreign public official and a corporate offense of failing to prevent bribery. The corporate offense is a strict liability offense which is subject to the defense that the relevant commercial organization had adequate procedures in place to prevent bribery. The UK has published guidance on what constitutes adequate measures.

The Bribery Act has a global reach and applies to all companies, partnerships and individuals based in the UK, as well as foreign companies and individuals doing business in the UK. The Act’s extra-territorial application means that it applies to acts or omissions taking place anywhere in the world. This means that it may be more likely for bribery taking place outside the UK to attract the attention of the UK authorities, as well as the attention of authorities in multiple jurisdictions. Failure to comply with the Act could result in unlimited fines for commercial organizations, debarment from competing for public contracts and/or imprisonment of individuals, which could have a material adverse effect on us.

There is uncertainty regarding the impact of the Bribery Act, as it could restrict the way business is currently conducted, particularly in relation to corporate hospitality, gifts and facilitation payments. The ability to attract and retain clients and business may be constrained, compared with competitors who are not subject to the same restrictions and levels of scrutiny. Ensuring compliance with the Act and introducing adequate measures may also necessitate the adoption of new policies, controls and procedures which could result in increased costs and use of personnel resources.

Proposals for additional legislation further regulating the financial services industry are periodically introduced in the United States, the EU and other counties. Moreover, the agencies regulating the financial services industry also periodically adopt changes to their rules and regulations, particularly as these regulators have increased the focus and intensity of their regulation of the financial services industry.

We are unable to predict how any of these new laws, rules, regulations and proposals will be implemented or in what form, or whether any additional or similar changes to laws or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our businesses, financial condition, results of operations and prospects. We believe that uncertainty and potential delays around the final form such new laws and regulations might take may negatively impact trading volumes in certain markets in which we broker. Increased capital requirements may also diminish transaction velocity. While the broad framework of currently proposed laws and regulations is known, we believe that it is too early for there to be clarity on the specific aspects of the U.S. and EU proposals which may directly impact our businesses as many proposals have not yet been finalized. Additionally, unintended consequences of the laws and regulations may adversely affect us in ways yet to be determined.

We are also affected by the other policies adopted by regulatory authorities and bodies of the U.S., UK and other countries. For example, the actions of the U.S. Federal Reserve and international central banking authorities directly impact our cost of funds for lending, capital raising and investment activities and may impact the value of financial instruments we hold. In addition, changes in monetary policy may affect the credit quality of our customers. Changes in domestic and international monetary policy are beyond our control and difficult to predict.

Extensive regulation of our businesses restricts and limits our operations and activities and results in ongoing exposure to the potential for significant costs and penalties, including fines or additional restrictions or limitations on our ability to conduct or grow our businesses.

The financial services industry, including our businesses, is subject to extensive regulation, which is very costly. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us and are not designed to protect our stockholders. These regulations will often serve to restrict or limit our operations and activities, including through capital, customer protection and market conduct requirements.

Firms in the financial services industry, including our businesses, have experienced increased scrutiny in recent years, and penalties and fines sought by regulatory authorities, including the SEC, the CFTC, FINRA, state securities commissions, state attorneys general and the FSA, have increased accordingly. This trend toward a heightened regulatory and enforcement environment can be expected to continue for the foreseeable future, and this environment may create uncertainty.

Our businesses are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the U.S., are empowered to bring enforcement actions and to conduct administrative proceedings and examinations, inspections, and investigations, which may result in costs, fines, penalties, enhanced oversight, additional requirements, restrictions, or limitations, and censure, suspension, or expulsion. Self-regulatory organizations such as FINRA and the NFA, along with statutory bodies such as the SEC, the CFTC and the FSA, require strict compliance with their rules and regulations.

From time to time, we and our “associated persons” have been and are subject to periodic examinations, inspections and investigations that have and may result in significant costs and possible disciplinary actions by the SEC, the CFTC, the FSA, self-regulatory organizations and state securities administrators. Currently, we and certain other inter-dealer brokers are being investigated by the SEC with respect to trading practices and the Company and/or its executives are being questioned by the FSA with respect to certain matters relating to prior litigation.

The Financial Services Authority (“FSA”) biennial Advanced, Risk-Responsive Operating Frame Work (“ARROW”) risk assessment of our UK group’s regulated businesses identified certain weaknesses in our UK group’s risk, compliance and control functionality, including governance procedures. Consequently, the FSA has made a number of requests and imposed certain requirements, restrictions and limitations, and may impose additional requirements, restrictions and limitations, to enhance our regulatory compliance and controls.

Specifically, as discussed in recent meetings with our senior management, the FSA has made the following requests and imposed the following requirements, restrictions and limitations. The FSA has raised certain concerns with respect to our risk management policies and procedures relating to our anti-money laundering, anti-bribery, and corruption and fraud prevention systems and controls. The FSA has requested that we provide them with a method of supervising, on a pro forma consolidated basis, for regulatory capital purposes, certain of the businesses in our UK group with those of Cantor and its UK entities (the “Cantor UK group”), and may request or require other changes to the structure of our UK group and the Cantor UK group. In response to the FSA’s request, we have agreed to a six-month voluntary limitation on closing acquisitions of new businesses regulated by the FSA or entering into new regulated business lines, which may have a temporary impact on our ability to add businesses to our UK group, and the FSA may request additional restrictions and limitations. The FSA has also notified us that it plans to increase the liquidity and capital requirements of our UK group’s and the Cantor UK group’s existing and potential future FSA-regulated businesses to levels consistent with the industry, and has requested that we review and enhance our policies and procedures relating to assessing risks and our liquidity and capital requirements. The FSA has further requested detailed contingency planning steps to determine the stand-alone viability of each of the businesses in our UK group and the Cantor UK group as well as a theoretical orderly wind-down scenario for these businesses. The FSA has advised us that it expects our UK group to implement a large-scale program of remediation to address the foregoing, with such remediation efforts to be complete by Fall 2011. The FSA has indicated that it will provide a meeting schedule during the remediation to allow for close and continuous supervision of developments and progress against our proposed timelines. In accordance with its normal process, we expect the FSA to submit to us a written mitigation program regarding the foregoing.

To address these matters, we have retained an international accounting firm and UK counsel to assist us with our UK remediation efforts. We currently expect that our remediation efforts will take until at least September 30, 2011. While we do not anticipate that the costs, and any requirements, restrictions or limitations in the UK imposed by the FSA in connection with its ongoing review, would have a material adverse effect on our businesses, financial condition, results of operations or prospects, there can be no assurance that such costs, requirements, restrictions or limitations would not have such effect.

The brokerage and financial services industries in general face substantial regulatory and litigation risks that may result in damages as well as costs, and we may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons, all of which could have a material adverse effect on our businesses, financial condition, results of operations and prospects.

Many aspects of our businesses involve substantial risks of liability and, in the normal course of business, we have been a party to investigations, administrative proceedings, lawsuits, arbitrations and other actions involving primarily claims for damages. Examinations, inspections, regulatory inquiries and subpoenas or other requests for information or testimony may cause us to incur significant expenses, including fees for legal representation and other professional advisors and costs associated with document production and remediation efforts. Such regulatory or other actions may also be directed at certain executives or individuals who may be critical to our business or to a particular brokerage desk. The risks associated with such matters often may be difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time. The expansion of our business, including into new areas, imposes additional risks of liability. A settlement of, or judgment related to, any such matters could result in civil or criminal liability, fines, restrictions or limitations on our operations and activities and other sanctions and could otherwise have a material adverse effect on our businesses, results of operation, financial condition and prospects. Any such action could also cause us significant reputational harm, which, in turn, could seriously harm us. In addition, regardless of the outcome of such matters, we may incur significant legal and other costs, including substantial management time, dealing with such matters, even if we are not a party to the litigation or a target of the inquiry.

As a brokerage and financial services firm, we depend to a large extent on our relationships with our customers and our reputation for integrity and high-caliber professional services to attract and retain customers. As a result, if our customers are not satisfied with our services, such dissatisfaction may be more damaging to our businesses than to other types of businesses. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our businesses, financial condition, results of operations and prospects, or cause significant reputational damage to us, which could seriously harm us.

In addition, financial intermediary firms are subject to numerous conflicts of interests or perceived conflicts, including for example principal trading and trading to make markets. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts, and we will regularly seek to review and update our policies, controls and procedures. However, these policies, controls and procedures may result in increased costs and additional operational personnel. Failure to adhere to these policies, controls and procedures may result in regulatory sanctions or customer litigation.

Liquidity/Funding

Liquidity is essential to our businesses and insufficient liquidity could have an adverse affect on our businesses, financial condition, results of operations and prospects.

Liquidity is essential to our businesses. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business, and perceived liquidity issues may affect our customers and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading customers, third parties or us.

Our ability to raise funding in the long-term or short-term debt capital markets or the equity capital markets, or to access secured lending markets, has in the past been and could in the future be adversely affected by conditions in the U.S. and international economy and markets. For example, global economic and market conditions were disrupted during most of 2008 and 2009 and during that time reached unprecedented levels of disruption and volatility. Should such conditions return, our cost and availability of funding would be adversely affected by illiquid credit markets and wider credit spreads. To the extent we are not able to access the debt capital markets on acceptable terms in the future, we may seek to raise funding and capital through equity issuance or other means. Future turbulence in the U.S. and international economy and markets may adversely affect our liquidity and financial condition and the willingness of certain counterparties and customers to do business with each other or with us.

Our funding base consists of longer-term capital (equity, notes payable and collateralized borrowings) and shorter-term liabilities/accruals that are a natural outgrowth of specific assets and/or our business model, such as matched fails and accrued commission compensation. With respect to our operating business, we have limited need for and use of short-term unsecured funding. Contingent liquidity needs are largely limited to potential cash collateral that may be needed to meet clearinghouse/exchange margins and/or fund fails. Current cash balances substantially exceed a very modest amount of unsecured letters of credit and the amortization of our term debt. All of the cash on the balance sheet, some of which is held at regulated broker-dealer subsidiaries, would not be available to meet these potential liquidity needs.

Following the merger of eSpeed, Inc. (“eSpeed”) and BGC Partners, LLC (“BGC Partners OldCo”) on April 1, 2008, which formed BGC Partners, we received regulatory approval from FINRA for the self-clearing of our own securities transactions, and we have begun self-clearing transactions in mortgage-backed securities, corporate and other DTC-eligible bonds and repurchase agreements. However, we have not begun to clear our own transactions in U.S. Treasury and U.S. Government Agency securities, and there is no assurance at what point we will do so.

Accordingly, since the closing of the merger, we have continued to receive from Cantor and its affiliates certain clearing services in the U.S. pursuant to its pre-existing clearing agreement (“Clearing Services”). These Clearing Services have been provided since April 1, 2008 in exchange for payment by us of third-party clearing costs and allocated costs, and margin requirements and clearing deposits have been posted by Cantor with the Fixed Income Clearing Corporation, a subsidiary of the Depositary Trust & Clearing Corporation (the “FICC”), on our behalf.

On November 5, 2008, we entered into an agreement with Cantor with respect to clearing services (the “Clearing Agreement”). Pursuant to the terms of the Clearing Agreement, Cantor is entitled to request from us, and we shall post as soon as practicable, cash or other property acceptable to Cantor in the amount reasonably requested by Cantor under the Clearing Agreement. The amounts requested shall reflect Cantor’s reasonable determination of its or its affiliates’ required margin requirements in connection with the Clearing Services and/or potential additional funds which may be required to replace Cantor funds being otherwise utilized to post margin requirements for our benefit. To date, no amounts have been requested by Cantor.

We rely upon Cantor and others to provide Clearing Services and, in the absence of the Clearing Agreement, we would have to secure an alternative third-party clearing arrangement to provide such Clearing Services, which might be at higher rates or on less favorable terms. We intend to continue this relationship with Cantor. Accordingly, we expect that Cantor will continue to post clearing margin on our behalf, and we will post clearing margin with Cantor as and when requested under the Clearing Agreement. In the absence of such an arrangement, we may be required to raise additional capital, borrow funds or take other action to meet the margin requirements in connection with the clearing of these securities transactions. The increased funding requirements required in connection with the clearing of our securities transactions could limit our ability to pay dividends on our Class A commons stock and distributions on BGC Holdings limited partnership interests, repurchase shares of our Class A common stock, repay debts, purchase BGC Holdings limited partnership interests or other equity interests in us or in our subsidiaries, including from Cantor, our executive officers, other employees, partners, and others.

We are leveraged, which could adversely affect our ability to raise additional capital to fund our operations and activities, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations under our indebtedness.

On April 1, 2010 BGC Holdings issued an aggregate of $150,000,000 principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGC Holdings Notes”) in a private placement transaction to Cantor. On April 1, 2010, BGC Holdings lent the proceeds from the issuance of the BGC Holdings Notes to the Company in exchange for $150,000,000 principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGCP Notes” and, together with the BGC Holdings Notes, the “Notes”) on substantially the same economic terms as the BGC Holdings Notes. In connection with the issuance of the BGCP Notes, the Company entered into an Indenture, dated April 1, 2010, with Wells Fargo Bank, National Association, as trustee (the “Indenture”). The Company lent the proceeds from the issuance of the BGCP Notes to its operating subsidiary, BGC Partners, L.P. (“BGC U.S.”). BGC U.S. used the proceeds to repay at maturity $150,000,000 aggregate principal amount of senior notes due April 1, 2010.

The Notes are senior unsecured obligations and rank equally and ratably with all existing and future senior unsecured obligations of BGC Holdings and us, respectively. The Notes bear an annual interest rate of 8.75%, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010. The Notes will mature on April 15, 2015, unless earlier repurchased, exchanged or converted.

Holders may exchange or convert the Notes at their option at any time until the close of business on the second scheduled trading day of our Class A common stock, immediately preceding the maturity date. The conversion rate of the BGC Holdings Notes into BGC Holdings exchangeable limited partnership interests and the conversion rate of the BGCP Notes into shares of Class A common stock are subject to customary adjustments upon certain corporate events, including stock dividends and stock splits on the Class A common stock and our payment of a quarterly cash dividend in excess of $0.10 per share of Class A common stock. The conversion rate will not be adjusted for accrued and unpaid interest to the conversion date.

The Notes are currently exchangeable and convertible as follows:

•

The BGC Holdings Notes held by Cantor are (i) exchangeable for a like principal amount of BGCP Notes held by BGC Holdings, or (ii) convertible into an aggregate of 22,074,423 BGC Holdings exchangeable limited partnership interests at a conversion rate of 147.1628 units per $1,000 of principal amount of BGC Holdings Notes, equivalent to a conversion price of $6.80 per unit. The BGC Holdings exchangeable limited partnership interests are themselves exchangeable on a one-for-one basis for shares of our Class A common stock.

•

The BGCP Notes are convertible into an aggregate of 22,074,423 shares of Class A common stock at a conversion rate of 147.1628 shares of our Class A common stock per $1,000 principal amount of BGCP Notes, equivalent to an initial conversion price of $6.80 per share.

Our indebtedness could have important consequences, including:

•

it may limit our ability to borrow money, dispose of assets or sell equity to fund our working capital, capital expenditures, dividend payments, debt service, strategic initiatives or other obligations or purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in the economy, the markets, or our operations or businesses;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in the economy or our businesses; and

•

there would be a material adverse effect on our businesses, financial condition, results of operations and prospects if we were unable to service our indebtedness or obtain additional financing or refinance our existing debt as needed or on terms acceptable to us.

We are dependent upon the availability of adequate funding and sufficient regulatory capital and clearing margin. Clearing capital is the amount of cash, guarantees or similar collateral that we must provide or deposit with our third-party clearing organizations in support of our obligations under contractual clearing arrangements with these organizations. Historically, these needs have been satisfied from internally generated funds and capital contributions by limited partners of Cantor. We have also relied on Cantor’s support to clear our transactions in U.S. Treasury and U.S. government agency products under the Clearing Agreement since the merger on April 1, 2008. Because each of BGC U.S. and BGC Global Holdings, L.P. (“BGC Global”) is expected to distribute, on a quarterly basis, all of its net income to its limited partners, we may not have sufficient internally generated funds and may need to ease this policy or raise additional funds. If for any reason we need to raise additional funds, including in order to meet increased regulatory capital requirements and/or increased clearing margin requirements arising from growth in our brokerage businesses, to complete acquisitions or otherwise, we may not be able to obtain additional financing when needed. If we cannot raise additional funds on acceptable terms, we may not be able to develop or enhance our businesses, take advantage of future growth opportunities or respond to competitive pressure or unanticipated requirements.

Competition/Retention

Because competition for the services of brokers is intense, we may not be able to attract and retain highly skilled brokers, which could adversely impact our revenues and as a result could materially adversely affect our businesses, financial condition, results of operations and prospects.

Our ability to provide high-quality brokerage services and maintain long-term relationships with our customers depends, in large part, upon our brokers. As a result, we must attract and retain highly qualified brokerage personnel.

In recent years, we have significantly grown the number of brokers in our businesses through new hires and acquisitions of existing businesses, and we expect to continue to do so in the future. Competition for the services of brokers is intense, especially for brokers with experience in the specialized businesses in which we participate or we may seek to enter. If we are unable to hire or retain highly qualified brokers, including retaining those employed by businesses we acquire in the future, we may not be able to enter new brokerage markets or develop new products or services. If we lose one or more of our brokers in a particular market in which we participate, our revenues may decrease and we may lose market share.

In addition, recruitment and retention of qualified brokers could result in substantial additional costs. We have been and are currently a party to, or otherwise involved in, several lawsuits and arbitrations involving competitor claims in connection with employee hires and/or departures. We may also pursue our rights through litigation when competitors hire our employees who are under contract with us. We believe such proceedings are common in our industry due to its highly competitive nature. An adverse settlement or judgment related to these or similar types of claims could have a material adverse effect on our businesses, financial condition, results of operations and prospects. Regardless of the outcome of these claims, we generally incur significant costs and substantial management time in dealing with them.

If we fail to attract new personnel, or fail to retain and motivate our current personnel, or if we incur increased costs or restrictions associated with attracting and retaining personnel (such as lawsuits, arbitrations, sign-on or guaranteed bonuses or forgivable loans), our businesses, financial condition, results of operations and prospects could be materially adversely affected.

We face strong competition from brokerages, broker-dealers, financial services firms and exchanges, many of which have greater market presence, marketing capabilities and financial, technological and personnel resources than we have, which could lead to pricing pressures that could adversely impact our revenues and as a result could materially adversely affect our businesses, financial condition, results of operations or prospects.

The brokerage and financial services industries are intensely competitive, and are expected to remain so. We primarily compete with four major, diversified inter-dealer brokers and financial intermediaries. These inter-dealer brokers are ICAP plc, Tullett Prebon plc, GFI Group Inc. and Compagnie Financière Tradition (which is majority owned by Viel & Cie), all of which are currently publicly traded companies. Other inter-dealer broker and financial intermediary competitors include a number of smaller, private firms that tend to specialize in specific product areas or geographies.

We also compete with companies that provide alternative products, such as contracts traded on futures exchanges, and trading processes, such as the direct dealer-to-dealer market for government securities and stock exchange markets for corporate equities and other securities. We increasingly compete with exchanges for the execution of trades in certain products, mainly in derivatives such as futures, swaps, options and options on futures. Certain exchanges have made and will likely continue to make attempts to move certain OTC-traded products to exchange-based execution. We also compete with consortia, such as those operated by Tradeweb Markets LLC, which are created or funded from time to time by banks, broker-dealers and other companies involved in financial services, such as Thomson Reuters Corporation, to compete in various markets with exchanges and inter-dealer brokers. In addition, financial data firms such as Thomson Reuters and Bloomberg L.P. operate trading platforms for both OTC and listed products, and may attempt to compete with us for trade execution in the future.

Some of our competitors have greater market presence, marketing capabilities and financial, technological and personnel resources than we have and, as a result, our competitors may be able to:

•	develop and expand their network infrastructures and service offerings more efficiently or more quickly than we can;

•	adapt more swiftly to new or emerging technologies and changes in customer requirements;

•	identify and consummate acquisitions and other opportunities more effectively than we can;

•	hire our brokers and other key employees;

•	devote greater resources to the marketing and sale of their products and services;

•	more effectively leverage existing relationships with customers and strategic partners or exploit more recognized brand names to market and sell their services;

•	provide a lower cost structure and lower commissions;

•	provide access to trading in products or a range of products that at any particular time we do not offer; and

•	develop services similar to our new services that are preferred by our customers.

In addition, new competitors may emerge and our product lines may be threatened by new technologies or market trends that reduce the value of our existing product lines. If we are not able to compete successfully in the future, our revenues could be adversely impacted and as a result our businesses, financial condition, results of operations and prospects could be materially adversely affected.

Competition for brokerage transactions also has resulted in substantial commission discounting by brokers that compete with us for our brokerage business. Further discounting could adversely impact our revenues and margins and as a result could materially adversely affect our businesses, financial condition, results of operations and prospects.

Our operations also include the sale of pricing and transactional information produced by our brokerage operations to securities information processors and/or vendors. There is a high degree of competition in pricing and transaction reporting products and services, and such businesses may become more competitive in the future. Competitors and customers of our brokerage businesses have together and individually offered market information services in competition with those offered and expected to be offered by us.

Our ability to retain our key employees and the ability of certain key employees to devote adequate time to us are critical to the success of our businesses, and failure to do so may adversely affect our businesses, financial condition, results of operations and prospects.

Our people are our most important resource. We must retain the services of our key employees and strategically recruit and hire new talented employees to obtain customer transactions that generate most of our revenues.

Howard W. Lutnick, who serves as our Chief Executive Officer and Chairman, is also the Chairman of the Board, President and Chief Executive Officer of Cantor and President of Cantor Fitzgerald Group Management, Inc. (“CFGM”). Stephen M. Merkel, who serves as our Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor. In addition, Messrs. Lutnick and Merkel also hold offices at various other affiliates of Cantor. These key employees are not subject to employment agreements with us or any of our subsidiaries although we do have an employment agreement with our President, Shaun Lynn.

Currently Mr. Lutnick spends approximately 50% of his time on our matters, and Mr. Merkel currently spends approximately 50% of his time on our matters, although these percentages may vary depending on business developments at us or Cantor or any of our or Cantor’s affiliates. As a result, these key employees dedicate only a portion of their professional efforts to our business and operations, and there is no contractual obligation for them to spend a specific amount of their time with us and/or Cantor. These key employees may not be able to dedicate adequate time to our business and operations, and we could experience an adverse effect on our operations due to the demands placed on our management team by their other professional obligations. In addition, these key employees’ other responsibilities could cause conflicts of interest with us.

The BGC Holdings limited partnership agreement, which includes non-competition and other arrangements applicable to our key employees who are limited partners of BGC Holdings, may not prevent our key employees, including Messrs. Lutnick and Merkel, who as Cantor partners are not subject to these provisions in the BGC Holdings limited partnership agreement, from resigning or competing against us. See the “Certain Relationships and Related Transactions” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 16, 2011 (the “Form 10-K”). In addition, our success has largely been dependent on the efforts of Messrs. Lutnick and Lynn and other executive officers and former executive officers. Should Mr. Lutnick leave or otherwise become unavailable to render services to us, control of us would likely pass to Cantor, and indirectly pass to the then-controlling stockholder of CFGM (which is Mr. Lutnick), Cantor’s managing general partner, or to such other managing general partner as CFGM would appoint, and as a result control could remain with Mr. Lutnick. If any of our key employees, including Messrs. Lutnick and Lynn, were to join an existing competitor, form a competing company, offer services to Cantor that compete with our services or otherwise leave us, some of our customers could choose to use the services of that competitor or another competitor instead of our services, which could adversely affect our revenues and as a result could materially adversely affect our businesses, financial condition, results of operations and prospects.

International Operations

We are generally subject to various risks inherent in doing business in the international markets, in addition to those unique to the regulated brokerage industry, and any failure to identify and manage those risks could adversely affect our businesses, financial condition, results of operations and prospects.

We currently provide services and products to customers in North America, Europe and the Asia-Pacific region through offices in New York and London, as well as Aspen, Beijing, Chicago, Copenhagen, Dubai, Garden City (New York), Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo, Toronto and West Palm Beach, and we may seek to further expand our operations. On a consolidated basis, revenues from foreign countries were $267.8 million, or 73.4% of total revenues for the three months ended March 31, 2011. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws and regulations in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. If we are unable to manage any of these risks effectively, our businesses could be adversely affected.

There are also certain additional political, economic, legal, operational and other risks inherent in doing business in international markets, particularly in the regulated brokerage industry. These risks include:

•	less developed automation in exchanges, depositories and national clearing systems;

•	additional or unexpected changes in regulatory requirements, capital requirements, tariffs and other trade barriers;

•	the impact of the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business;

•	possible nationalization, expropriation and regulatory, political and price controls;

•	difficulties in staffing and managing international operations;

•	capital controls, exchange controls and other restrictive governmental actions;

•	any failure to develop effective compliance and reporting systems, which could result in regulatory penalties in the applicable jurisdiction;

•	fluctuations in currency exchange rates;

•	reduced protections for intellectual property rights;

•	adverse labor and employment laws, including those related to compensation, tax, health insurance and benefits, and social security;

•	outbreak of hostilities; and

•	potentially adverse tax consequences arising from compliance with foreign laws and regulations to which our international businesses are subject.

Acquisitions/New Opportunities

In addition to hiring brokers for new or existing brokerage desks, we may pursue strategic alliances, acquisitions or joint ventures, which could present unforeseen integration obstacles or costs and could dilute our stockholders. We may also face competition in our acquisition strategy, which may limit our number of acquisitions and growth opportunities.

We have explored a wide range of strategic alliances, acquisitions or joint ventures with other brokerage firms and with other companies that have interests in businesses in which there are brokerage or other strategic opportunities. We also may make acquisitions outside of the financial services industry. We have recently announced our agreement to acquire real estate advisory firm and broker Newmark Knight Frank. No assurance can be given that this acquisition will be completed or, if completed, will be integrated successfully.

In addition, from time to time, we have and we expect to continue to evaluate and potentially pursue possible strategic alliances, acquisitions, joint ventures or broker hires. These acquisitions or new hires may be necessary in order for us to enter into or develop new products and geographic areas.

Strategic alliances, acquisitions, joint ventures and new hires involve a number of risks and present financial, managerial and operational challenges, including:

•	potential disruption of our ongoing businesses and product development and distraction of management;

•	difficulty retaining and integrating personnel and integrating financial and other systems;

•	the necessity of hiring additional management and other critical personnel and integrating them into current operations;

•	litigation and/or arbitration associated with hiring brokerage personnel;

•	increasing the scope, geographic diversity and complexity of our operations;

•	potential dependence upon, and exposure to liability, loss or reputational damage relating to systems, controls and personnel that are not under our control;

•	potential unfavorable reaction to our strategic alliance, acquisition or joint venture strategy by our customers;

•

to the extent that we pursue business opportunities outside the U.S., exposure to political, economic, legal, regulatory, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities;

•	the upfront costs associated with pursuing acquisitions and recruiting brokerage personnel, which efforts may be unsuccessful;

•	conflicts or disagreements between any strategic alliance or joint venture partner and us; and

•	exposure to additional liabilities of any acquired business, strategic alliance or joint venture.

In addition, we expect to face competition for acquisition candidates, which may limit the number of acquisitions and growth opportunities and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses without substantial costs, delays or other operational or financial difficulties.

As a result of these risks and challenges, we may not realize any anticipated benefits from strategic alliances, acquisitions, joint ventures or new hires, and such strategic alliances, acquisitions, joint ventures or new hires may in fact materially adversely affect our businesses, financial condition, results of operations and prospects. In addition, future strategic alliances, acquisitions or joint ventures or the hiring of new brokerage personnel may involve the issuance of additional shares of our Class A common stock, which may dilute existing stockholders or may involve litigation.

In the UK, we have agreed to a 6 month voluntary limitation on closing acquisitions of new businesses regulated by the FSA or entering into new regulated business lines, which may have a temporary impact on our ability to add business to our UK group. The FSA has given us further guidance regarding the imposition of additional requirements, restrictions and limitations relating to our UK group’s regulated businesses, which could adversely affect, until remediation efforts are complete, our ability to add business to our UK group through acquisitions or otherwise. See the risk factors set forth above under the heading “—Regulatory/Legal.”

If we are unable to identify and exploit new market opportunities, our businesses, financial condition, results of operations and prospects could be materially adversely affected.

As more participants enter the markets in which we operate, the resulting competition often leads to lower commissions. This may result in a decrease in revenues in a particular market even if the volume of trades we handle in that market increases. As a result, our strategy is to broker more trades and increase market share in existing markets and to seek out new markets in which we believe we can charge higher commissions. Pursuing this strategy may require significant management attention and broker expense. We may not be able to attract new customers or successfully enter new markets. If we are unable to identify and exploit new market opportunities on a timely and cost-effective basis, our businesses, financial condition, results of operations and prospects could be materially adversely affected.

We operate in a rapidly evolving business environment. If we are unable to adapt our businesses effectively to keep pace with these changes, our ability to succeed will be adversely affected, which could have a material adverse effect on our businesses, financial condition, results of operations and prospects.

The pace of change in the industries in which we operate is extremely rapid. Operating in such a rapidly changing business environment involves a high degree of risk. Our ability to succeed will depend on our ability to adapt effectively to these changing conditions. If we are unable to keep up with rapid technological changes, we may not be able to compete effectively.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our proprietary software, network distribution systems and technologies. Our business environment is characterized by rapid technological changes, changes in user and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

•	develop, license and defend intellectual property useful in our businesses;

•	enhance our existing products and services;

•	develop new products and services and technologies that address the increasingly sophisticated and varied needs of our existing and prospective customers;

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis;

•	respond to the demand for new products, services and technologies on a cost-effective and timely basis; and

•	adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers.

There can be no assurance that we will be able to respond in a timely manner to changing conditions or customer requirements. The development of proprietary electronic trading technology entails significant technical, financial and business risks. Further, the adoption of new internet, networking or telecommunications technologies may require us to devote substantial resources to modify, adapt and defend our technology. There can be no assurance that we will successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards, or that we will be able to successfully defend any challenges to any technology we develop. Any failure on our part to anticipate or respond adequately to technological advancements, customer requirements or changing industry standards, or any significant delays in the development, introduction or availability of new products, services or technologies, could have a material adverse effect on our businesses, financial condition, results of operations and prospects.

Credit Risk

Defaults by Cantor or another large financial institution could adversely affect us or financial markets generally.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. For example, we rely on Cantor as our clearing agent under the Clearing Agreement for certain securities transactions, primarily U.S. government securities, while we self-clear certain other products. A default by one of our customers could lead to liquidity concerns in our business and further, to the extent that Cantor or another entity that clears for us, has difficulty meeting capital requirements or otherwise meeting its obligations, we may need to provide our own liquidity.

As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis, and therefore could adversely affect us. Similarly, our vendors, including insurance companies and other providers, are subject to normal business risks as well as risks related to U.S. and international economic and market conditions. Failure of any of these vendor institutions could also adversely affect us.

Our activities are subject to credit and performance risks, which could result in us incurring significant losses and as a result could materially adversely affect our businesses, financial condition, results of operations and prospects.

Our activities are subject to credit and performance risks. For example, our customers may not deliver securities to one of our operating subsidiaries which has sold those securities to another customer. If the securities due to be delivered have increased in value, there is a risk that we may have to expend our own funds in connection with the purchase of other securities to consummate the transaction. While we will take steps to ensure that our customers and counterparties have high credit standings and that financing transactions are adequately collateralized, the large dollar amounts that may be involved in our broker-dealer and financing transactions could subject us to significant losses if, as a result of customer or counterparty failures to meet commitments, we were to incur significant costs in liquidating or covering our positions in the open market.

We have adopted policies and procedures to identify, monitor and manage credit risk, in both agency and principal transactions, through reporting and control procedures and by monitoring credit standards applicable to our customers and counterparties. These policies and procedures, however, may not be fully effective, particularly against fraud, unauthorized trading and similar incidents. Some of these risk management methods depend upon the evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not, in all cases, be accurate, complete, up-to-date or properly evaluated. If our policies and procedures are not fully effective or we are not always successful in monitoring or evaluating the risks to which we are, or may be, exposed, our businesses, financial condition, results of operations and prospects could be materially adversely affected. In addition, our insurance policies do not provide coverage for these risks.

Transactions executed on a matched principal basis where the instrument has the same or similar characteristics to the counterparty may expose us to correlation risk. In this case, the counterparty’s inability to meet its obligations will also result in the value of the instrument declining. For example, if we were to enter into a transaction to sell to a customer a bond or structured note where the issuer or credit support provider was such customer’s affiliate, the value of the instrument would decline in value in tandem with the default. This correlation has the effect of magnifying the credit loss.

We are subject to financing risk in these circumstances because, if a transaction does not settle on a timely basis, the resulting unmatched position may need to be financed, either directly by us or through one of the clearing organizations, at our expense. These charges may be recoverable from the failing counterparty, but sometimes they are not. In addition, in instances where the unmatched position or failure to deliver is prolonged or widespread due to rapid or widespread declines in liquidity for an instrument, there may also be regulatory capital charges required to be taken by us, which, depending on their size and duration, could limit our business flexibility or even force the curtailment of those portions of our businesses requiring higher levels of capital. Credit or settlement losses of this nature could adversely affect our businesses, financial condition, results of operations and prospects.

Declines in the financial markets have also led to the exposure of several cases of financial fraud. If we were to have trading activity on an agency or principal basis with an entity engaged in defrauding investor or counterparties, we could bear the risk that the counterparty would not have the financial resources to meet their obligations, resulting in a credit loss. Similarly, we may engage in financial transactions with third parties that have been victims of financial fraud which may not have the financial resources to meet their obligations to us.

In agency transactions, we charge a commission for connecting buyers and sellers and assisting in the negotiation of the price and other material terms of the transaction. After all material terms of a transaction are agreed upon, we identify the buyer and seller to each other and leave them to settle the trade directly. We are exposed to credit risk for commissions, as we bill customers for our agency brokerage services. Our customers may default on their obligations to us due to disputes, bankruptcy, lack of liquidity, operational failure or other reasons. Any losses arising from such defaults could materially adversely affect our businesses, financial condition, results of operations and prospects.

In emerging market countries, we primarily conduct business on an agency and matched principal basis, where the risk of counterparty default, inconvertibility events and sovereign default is greater than in more developed countries.

We enter into transactions in cash and derivative instruments primarily on an agency and matched principal basis with counterparties domiciled in countries in Latin America, Eastern Europe and Asia. Transactions with these counterparties are generally in instruments or contracts of sovereign or corporate issuers located in the same country as the counterparty. This exposes us to a higher degree of sovereign or convertibility risk than in more developed countries.

In addition, these risks may entail correlated risks. A correlated risk arises when the counterparty’s inability to meet its obligations also corresponds to a decline in the value of the instrument traded. In the case of a sovereign convertibility event or outright default, the counterparty to the trade may be unable to pay or transfer payment of an instrument purchased out of the country when the value of the instrument has declined due to the default or convertibility event.

The current global financial crisis heightens the risk of sovereign or convertibility events in emerging markets similar to the events that occurred in previous financial downturns. Our risk management function monitors the creditworthiness of emerging countries and counterparties on an ongoing basis and, when the risk of inconvertibility or sovereign default is deemed to be too great, correlated transactions or all transactions may be restricted or suspended. However, there can be no assurance that these procedures will be effective in controlling these risks.

Revenue Concentration

Our businesses are geographically concentrated and could be significantly affected by any adverse change in the regions in which we operate.

Historically, our operations have been substantially located in the U.K. and the U.S. While we are expanding our business to new geographies, we are still highly concentrated in these geographies. Because we derived approximately 44.4% and approximately 26.6%, respectively, of our total revenues on a consolidated basis for the three months ended March 31, 2011 from our operations in the UK and the U.S., respectively, our businesses are exposed to adverse regulatory and competitive changes, economic downturns and changes in political conditions in these countries. Moreover, due to the concentration of our businesses in these geographies, our businesses are less diversified and, accordingly, are subject to greater regional risks than some of our competitors.

Our businesses are substantially concentrated on rates products and could be significantly affected by any downturn or negative fluctuations in the rates product market.

We offer our services in four broad product categories: rates, credit, foreign exchange and equity and other asset classes. However, our brokerage revenues are substantially derived from our rates products, which accounted for approximately 44.6% of our total brokerage revenues on a consolidated basis for the three months ended March 31, 2011. While we focus on expanding and diversifying our product offerings, we are currently exposed to any adverse change or condition affecting the rates product market. Accordingly, the concentration of our businesses on rates products subjects our results to a greater market risk than if we had more diversified product offerings.

Our revenues and profitability could be reduced or otherwise adversely affected by pricing plans relating to commissions and fees on our trading platform.

We negotiate from time to time with certain customers (including many of our largest customers) to enter into customized volume discount pricing plans. While the pricing plans are designed to encourage customers to be more active on our electronic trading platform, they reduce the amount of commissions payable to us by certain of our most active customers for certain products, which could reduce our revenues and constrain our profitability. From time to time, these pricing plans come up for renewal. Failure of a number of our larger customers to enter into renewed agreements, or agreements on terms as favorable as existing agreements, could have a material adverse effect on volumes on our electronic trading platform, the commissions payable to us, our revenues and our profitability.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could materially adversely affect our businesses, financial condition, results of operations and prospects.

Computer-generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten securities spreads. In addition, new and enhanced alternative trading systems, such as electronic communications networks, have emerged as alternatives for individual and institutional investors, as well as broker-dealers. As such systems do not direct trades through market makers, their use could result in reduced revenues for us or for our customers. In addition, reduced trading levels could lead to lower revenues which could materially adversely affect our businesses, financial condition, results of operations and prospects.

Customer Concentration

Due to our current customer concentration, a loss of one or more of our significant customers could harm our businesses, financial condition, results of operations and prospects.

For the year ended December 31, 2010, and on a consolidated basis our top 10 customers, collectively, accounted for approximately 42% of our total revenues. We have limited long-term contracts with these customers. If we were to lose one or more of these significant customers for any reason, including the recent consolidation in the financial services industry, and not be compensated for such loss by doing additional business with other customers or by adding new customers, our revenues would decline significantly and our businesses, financial condition, results of operations and prospects would suffer.

Market Risk

We have market risk exposure from unmatched principal transactions entered into by some of our desks, which could result in losses and have a disproportionate effect on our revenues, financial condition, and results of operations for any particular reporting period. In addition, financial fraud or unauthorized trading activity could also impact our revenues, financial condition or results of operations.

On a limited basis, our desks enter into unmatched principal transactions in the ordinary course of business to facilitate transactions, add liquidity, improve customer satisfaction, increase revenue opportunities and attract additional order flow or in certain instances as the result of an error and, in a limited number of instances and subject to risk management limits, for the purpose of proprietary trading. As a result, we have market risk exposure on these unmatched principal transactions. Our exposure varies based on the size of the overall positions, the terms and liquidity of the instruments brokered and the amount of time the positions are held before we dispose of the position. This exposure could be more significant in the event that any unauthorized trading activity, financial fraud or similar incidents were to occur.

All trades executed on the eSpeed platform settle for clearing purposes against Cantor Fitzgerald & Co. (“CF&Co.”) and affiliates of Cantor. CF&Co. is a member of FINRA and the FICC. We, CF&Co. and other of Cantor’s and our affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist us, CF&Co. and

Cantor and our affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

From a risk management perspective, we monitor risk on an end-of-day basis, and desk managers generally monitor such exposure on a continuous basis. Any unmatched positions are intended to be disposed of in the short term. However, due to a number of factors, including the nature of the position and access to the markets on which we trade, we may not be able to match the position or effectively hedge its exposure and often may be forced to hold a position overnight that has not been hedged. To the extent these unmatched positions are not disposed of intra-day, we mark these positions to market. Adverse movements in the securities underlying these positions or a downturn or disruption in the markets for these positions could result in a loss. In the event of any unauthorized trading activity or financial fraud that is not detected by management, it is possible that these unmatched positions could be outstanding for a long period. Any principal gains and losses resulting from these positions could on occasion have a disproportionate effect, positive or negative, on our revenues, financial condition and results of operations for any particular reporting period.

Intellectual Property

We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our businesses.

Our success is dependent, in part, upon our intellectual property and proprietary technology. We generally rely primarily on trade secret, contract, patent, copyright, and trademark law in the U.S. and other jurisdictions as well as confidentiality procedures and contractual provisions to establish and protect our rights to proprietary technologies, methods and products, and our brand. For example, we regularly file patent applications to protect inventions arising from our research and development, and we are currently pursuing patent applications around the world. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties, and we control access to our proprietary technology.

It is possible that third parties may copy or otherwise obtain and use our proprietary technologies without authorization or otherwise infringe on our rights despite our precautions. Unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. We cannot ensure that our intellectual property rights are sufficient to protect our competitive advantages or that any particular patent, copyright, or trademark is valid and enforceable, and all patents ultimately expire. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws in the U.S., or at all. Any significant impairment of our intellectual property rights could harm our businesses or our ability to compete. For example, reductions in the legal protection for software intellectual property rights could adversely affect revenue. Also, protecting our intellectual property rights is costly and time consuming.

Many companies in the computer and financial services industries own large numbers of patents, copyrights, and trademarks and sometimes file lawsuits based on allegations of infringement or other violations of intellectual property rights. In addition, over the past several years there has been a proliferation of “business method patents” applicable to these industries.

There has also been a substantial increase in the number of such patent applications filed. Under current law, U.S. patent applications remain secret for 18 months or, in some cases, until a patent is issued. Because of technological changes in these industries, current extensive patent coverage, and the rapid rate of issuance of new patents, it is possible certain components of our products and business methods may unknowingly infringe existing patents or intellectual property rights of others. Although we have taken steps to protect ourselves, there can be no assurance that we will be aware of all patents, copyrights or trademarks containing claims that may pose a risk of infringement by our products and services. Generally, it is not economically practicable to determine in advance whether our products or services may infringe the present or future rights of others.

Accordingly, we may face claims of infringement or other violations of intellectual property rights that could interfere with our ability to use intellectual property or technology that is material to our businesses. For example, we have been subject to new and ongoing claims by Trading Technologies International, Inc. In addition, restrictions on the distribution of some of the market data generated by our brokerage desks could limit the comprehensiveness and quality of the data we are able to distribute or sell. The number of such third-party claims may grow. Our technologies may not be able to withstand such third-party claims or rights against their use.

In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such claims or litigation, whether successful or unsuccessful, could result in substantial costs, the diversion of resources, and the attention of management, any of which could negatively affect our businesses. Responding to these claims could also require us to enter into royalty or licensing agreements with the third parties claiming infringement, stop selling or redesign affected products, or pay damages on our own behalf or to satisfy indemnification commitments with our customers. Such royalty or licensing agreements, if available, may not be available on terms acceptable to us, and may cause operating margins to decline.

If our software licenses from third parties are terminated or adversely changed or amended or if any of these third parties were to cease doing business, our ability to operate our businesses may be materially adversely affected.

We license databases and other software from third parties, much of which is integral to our systems and our businesses. The licenses are terminable if we breach our obligations under the license agreements. If any material relationships were terminated or adversely changed or amended, or if any of these third parties were to cease doing business, we may be forced to spend significant time and money to replace the licensed software, and our ability to operate our businesses may be materially adversely affected. Although we take steps to locate replacements, there can be no assurance that the necessary replacements will be available on reasonable terms, if at all. There can be no assurance that we will have an ongoing license to use all intellectual property which our systems require, the failure of which could have a material adverse effect on our businesses, financial condition, results of operations and prospects.

IT/Systems Risk

Our networks and those of our third-party service providers may be vulnerable to security risks, which could make our customers hesitant to use our electronic marketplaces.

The secure transmission of confidential information over public networks is a critical element of our operations. Our networks, those of our third-party service vendors, including Cantor and associated clearing corporations, and those of our customers may be vulnerable to unauthorized access, computer viruses and other security problems. These networks are provisioned using redundant connections, service providers and routes to provide a high level of redundancy and availability and also to allow partitioning and containment of potential security threats. However, there can be no assurance that such measures will be effective against all future threats. People who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, which could make our customers hesitant to use our electronic marketplaces. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches.

If we experience computer systems failures or capacity constraints, our ability to conduct our business operations could be harmed.

We support and maintain many of our computer systems and networks internally. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner would have a material adverse effect on our ability to conduct our business operations. Although all of our business critical systems have been designed and implemented with fault tolerant and/or redundant clustered hardware and diversely routed network connectivity, our redundant systems or disaster recovery plans may prove to be inadequate. Although we have four geographically disparate main data centers, they could be subject to failure due to environmental factors, power outage and other factors. Accordingly, we may be subject to system failures and outages which might impact our revenues and relationships with customers. In addition, we will be subject to risk in the event that systems of our partners, customers or vendors are subject to failures and outages.

We rely on third parties for various computer and communications systems, such as telephone companies, online service providers, data processors, clearance organizations and software and hardware vendors. Our systems, or those of our third-party providers, may fail or operate slowly, causing one or more of the following:

•	unanticipated disruptions in service to our customers;

•	slower response times;

•	delays in our customers’ trade execution;

•	failed settlement of trades;

•	incomplete or inaccurate accounting, recording or processing of trades;

•	financial losses;

•	litigation or other customer claims; and

•	regulatory sanctions.

There can be no assurance that we will not experience additional systems failures in the future from power or telecommunications failures, acts of God or war, terrorist attacks, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism and similar events. Any system failure that causes an interruption in service or decreases the responsiveness of our service, including failures caused by customer error or misuse of our systems, could damage our reputation, business and brand name.

Internal Controls

If we fail to implement and maintain an effective internal control environment, our businesses and stock price could suffer, and we may need to restate our financial statements.

We are subject to the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable SEC rules and regulations that require an annual management report on our internal controls over financial reporting. Such a report includes, among other matters, management’s assessment of the effectiveness of our internal controls over financial reporting and an attestation report by our independent registered public accounting firm addressing this assessment.

During the quarter ended June 30, 2009, our management identified a material weakness in our internal controls related to four unauthorized trades and failure to submit confirmations in one of our foreign offices. We determined that we lacked certain controls with respect to the activities of the broker and that the operational and risk management controls in place to monitor the broker’s activities were not properly performed in this instance and therefore were not effective with respect to this event. Performance of secondary controls resulted in the identification of these trades, which management believes were an isolated occurrence.

During the quarter ended September 30, 2009, our management implemented control enhancements to remediate this material weakness in internal controls. These control enhancements included: improving management oversight controls to enable increased awareness of unauthorized or unmatched activity; increased controls around monitoring and recording of client instructions and settlements; enhanced procedures for pre-settlement matching of trades; automated trade confirmation processes; implementing a process to ensure that all trade date reconciliation procedures are being properly performed and reviewed; and improved management reporting regarding compliance, risk monitoring and P&L activity. Although this material weakness was remediated as of December 31, 2009, there can be no assurance that a similar incident could not occur.

Internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, internal controls over financial reporting determined to be effective can provide only reasonable assurance with respect to financial statement preparation and may not prevent or detect all misstatements. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the internal controls. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. As such, we could lose investor confidence in the accuracy and completeness of our financial reports, which may have a material adverse effect on our stock price.

Ongoing compliance with the Sarbanes-Oxley Act, as well as compliance with current and future regulatory control requirements, including those expected to be imposed by the FSA, may require significant expenses and divert management resources from our operations and could require a restructuring of our internal controls over financial reporting. Any such expenses, time reallocations or restructuring could be disruptive and have a material adverse effect on our businesses, financial condition, results of operations and prospects.

Tax

We may be required to pay Cantor for a significant portion of the tax benefit relating to any additional tax depreciation or amortization deductions we claim as a result of any step-up in the tax basis in the assets of BGC U.S. and BGC Global resulting from the exchange of interests in BGC Holdings for our common stock.

Cantor’s partnership interests in BGC Holdings may be exchanged for shares of our Class A common stock or our Class B common stock, par value $0.01 per share (“Class B common stock”), on a one-for-one basis (subject to customary anti-dilution adjustments). The exchanges may result in increases to our share of the tax basis of the tangible and intangible assets of each of BGC U.S. and BGC Global that otherwise would not have been available, although the Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the Internal Revenue Service. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

In connection with the separation and merger, we assumed BGC Partners OldCo’s rights and obligations under the tax receivable agreement with Cantor that provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that we will benefit from the remaining 15% of cash savings, if any, in income tax that we realize.

Other General Risks

Our business is global and exchange rate fluctuations impact our results.

Because our business is global, we are exposed to risks associated with changes in foreign exchange rates. Changes in foreign currency rates create volatility in the U.S. dollar equivalent of revenues and expenses, in particular with regard to British Pounds and Euros. In addition, changes in the remeasurement of our foreign currency denominated net assets are recorded as part of our results of operations and fluctuate with changes in foreign currency rates. We monitor the net exposure in foreign currencies on a daily basis and hedge our exposure as deemed appropriate with highly rated major financial institutions. However, potential movements in the U.S. dollar against other currencies in which we earn revenues could also adversely affect our financial results.

Employee misconduct or error could harm us by impairing our ability to attract and retain customers and subjecting us to significant financial losses, legal liability, regulatory sanctions and reputational harm; moreover, misconduct is difficult to detect and deter, and error is difficult to prevent.

Employee misconduct or error could subject us to financial losses, legal liability, regulatory sanctions and could seriously harm our reputation and negatively affect us. Misconduct by employees could include engaging in improper or unauthorized transactions or activities, failing to properly supervise other employees or improperly using confidential information. Employee errors, including mistakes in executing, recording or processing transactions for customers, could cause us to enter into transactions that customers may disavow and refuse to settle, which could expose us to the risk of material losses even if the errors are detected and the transactions are unwound or reversed. If our customers are not able to settle their transactions on a timely basis, the time in which employee errors are detected may be increased and our risk of material loss could be increased. The risk of employee error or miscommunication may be greater for products that are new or have non-standardized terms. It is not always possible to deter and detect employee misconduct or prevent error, and the precautions we take to deter and detect and prevent this activity may not be effective in all cases.

The financial markets in which we operate are generally affected by seasonality which could have a material adverse effect on our results of operations in a given period.

Traditionally, the financial markets around the world experience lower volume during the summer and at the end of the year due to a general slowdown in the business environment and, therefore, our transaction volume levels may decrease during those periods. The timing of local holidays also affects transaction volume. These factors could have a material adverse effect on our results of operations in a given period.

While portions of our compensation structure are variable, significant parts of our cost structure are fixed, and if our revenues decline and we are unable to reduce our costs in the amount that our revenues decline, our profitability could be materially adversely affected.

While portions of our compensation structure are variable, significant parts of our cost structure are fixed. We base our overall cost structure on historical and expected levels of demand for our products and services. If demand for these products and services and our resulting revenues decline, we may not be able to adjust our cost structure on a timely basis. If we are unable to reduce our costs in the amount that our revenues decline, our profitability could be materially adversely affected.

Merger Related

The impact of the separation and merger on our partners and future working partners may adversely affect our ability to retain, recruit and motivate these persons.

While we believe that our April 2008 separation and merger have promoted retention and recruitment, some employee partners may be more attracted to the benefits of working at a privately controlled partnership, which may adversely affect our ability to retain, recruit and motivate these persons. The impact of the separation and merger on the employee partners and other employee retention, recruitment and motivations remains uncertain.

Many of our key employees were limited partners of Cantor prior to the separation and merger. We believe that the possibility of becoming a limited partner of Cantor has been an important tool in its ability to hire and retain key employees. Prior to the merger, Cantor redeemed Cantor limited partnership interests held by our founding partners in exchange for BGC Holdings founding partner units and distribution rights in respect of our Class A common stock. Following the merger, it is not expected that our key employees will have the right to become limited partners in Cantor. In addition, we expect that, from time to time, our key employees will have the opportunity to become limited partners of BGC Holdings.

While BGC Holdings limited partnership interests entitle founding/working and other limited partners to participate in distributions of income from the operations of our business, upon leaving BGC Holdings (or upon any other redemption or purchase of such limited partnership interests, as described below), any such founding/working or other limited partners are, unless Cantor, in the case of the founding partners, and us, as the general partner of BGC Holdings, otherwise determine, only entitled to receive over time, and provided he or she does not violate certain partner obligations, an amount for his or her BGC Holdings limited partnership interests that reflects such partner’s capital account or post-termination amount, if any, and not any goodwill or going concern value of our business. Further, certain working partner units, such as PSUs and PSIs, have no right to a post-termination payment. Moreover, unlike Cantor, founding/working and other limited partners have no right to exchange their BGC Holdings limited partnership interests for shares of our Class A common stock (except, in the case of founding partners, as otherwise determined by Cantor in accordance with the terms of the BGC Holdings limited partnership agreement, and Cantor has provided that certain founding partner interests are exchangeable with us for Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), in accordance with the terms of the BGC Holdings limited partnership agreement).

The BGC Holdings limited partnership interests are also subject to redemption, and subject founding/working and other limited partners to non-competition and non-solicitation covenants, as well as other obligations. In addition, the exercise of Cantor’s right to purchase from BGC Holdings exchangeable limited partnership interests when founding partner units are redeemed by BGC Holdings will result in the share of distributions of income from the operations of our businesses on other outstanding BGC Holdings limited partnership interests, including those held by founding/working or other limited partners, to remain the same rather than increasing as would be the case if such interests were redeemed by BGC Holdings.

The terms of the BGC Holdings limited partnership interests held by founding partners also differ from the terms of the limited partnership interests in Cantor previously held by such partners as follows:

•

unlike the limited partnership interests in Cantor, founding partner units are not entitled to reinvest the distributions on their BGC Holdings limited partnership interests in additional BGC Holdings limited partnership interests at preferential or historical prices or at all; and

•

Cantor is entitled to receive any amounts from selected extraordinary transactions that are withheld from distributions to certain founding partners and forfeited by founding partners leaving BGC Holdings prior to their interests in such withheld distributions fully vesting, rather than any such forfeited amounts accruing to the benefit of all BGC Holdings limited partners on a pro rata basis.

Founding partners may find any of these terms of the BGC Holdings limited partnership interests to be less attractive than the arrangements for limited partners of Cantor, which may reduce the effectiveness of these interests as retention tools.

In addition, the ownership of the distribution rights and underlying shares of our Class A common stock received by founding partners is not dependent upon a founding partner’s continued employment with us or Cantor or compliance with the partner obligations, and with respect to those shares founding partners are therefore not restricted from leaving us by the potential loss of the shares distributable pursuant to these distribution rights.

Risks Related to our Relationship with Cantor and its Affiliates

We are controlled by Cantor, which has potential conflicts of interest with us and may exercise its control in a way that favors its interests to our detriment.

•	Cantor’s Control

Cantor effectively is able to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our Class A common stock and Class B common stock or other securities. This control is subject to the approval of our independent directors on those matters requiring such approval. Cantor’s voting power may also have the effect of delaying or preventing a change of control of us. Conflicts of interest may arise between us and Cantor in a number of areas relating to our past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	the issuance or disposition of securities by us;

•	the election of new or additional directors to our board of directors;

•

the payment of dividends by us (if any), distribution of profits by BGC U.S., BGC Global and/or BGC Holdings and repurchases of shares of our Class A common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers other employees, partners, and others;

•	business operations or business opportunities of ours and Cantor’s that would compete with the other party’s business opportunities, including Cantor’s and our brokerage and financial services;

•	labor, tax, employee benefits, indemnification and other matters arising from the separation or the merger;

•	intellectual property matters;

•	business combinations involving us;

•	conflicts between our agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•	competition between our and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses;

•	the nature, quality and pricing of administrative services to be provided by Cantor and/or Tower Bridge International Services, L.P.; and

•	provision of clearing capital pursuant to the Clearing Agreement and potential and existing loan arrangements.

We also expect Cantor to manage its ownership of us so that it will not be deemed to be an investment company under the Investment Company Act of 1940 (the “Investment Company Act”), including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of shares of our Class A common stock or Class B common stock, or securities convertible or exchangeable into shares of Class A common stock or Class B common stock, that would dilute Cantor’s voting power in us.

In addition, Cantor has from time to time in the past and may in the future consider possible strategic realignments of its own businesses and/or of the relationships that exist between and among Cantor and us. Any future related-party transaction or arrangement between Cantor and us is subject to the prior approval by our audit committee, but generally does not otherwise require the separate approval of our stockholders, and if such stockholder approval is required, Cantor may retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders. Further, our regulators, including the FSA, may require the consolidation, for regulatory purposes, of Cantor and us with respect to our UK regulated entities or other entities or require other restructuring of the group. There is no assurance that such consolidation or restructuring would not result in a material expense or disruption to our business.

In addition, the service of officers or partners of Cantor as our executive officers and directors, and those persons’ ownership interests in and payments from Cantor and its affiliates, could create conflicts of interest when we and those directors or officers are faced with decisions that could have different implications for us and Cantor. See “—Risks Related to our Business—Our ability to retain our key employees and the ability of certain key employees to devote adequate time to us are critical to the success of our businesses, and failure to do so may adversely affect our businesses, financial condition, results of operations and prospects.”

Our agreements and other arrangements with Cantor may be amended upon agreement of the parties to those agreements upon approval of our audit committee. During the time that we are controlled by Cantor, Cantor may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

•	Corporate Opportunities

In order to address potential conflicts of interest between Cantor and its representatives and us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Cantor and its representatives, and our powers, rights, duties and liabilities and those of our representatives in connection with our relationship with Cantor and its affiliates, officers, directors, general partners or employees. Our certificate of incorporation provides that no Cantor Company, as defined in our certificate of incorporation, or any of the representatives, as defined in our certificate of incorporation, of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders, including with respect to corporate opportunities. The corporate opportunity policy that is included in our certificate of incorporation is designed to resolve potential conflicts of interest between us and Cantor and its representatives.

Our certificate of incorporation provides that Cantor and its respective representatives will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with any of our customers.

The BGC Holdings limited partnership agreement contains similar provisions with respect to BGC Partners and/or Cantor and their respective representatives, and the BGC U.S. and BGC Global limited partnership agreements contain similar provisions with respect to BGC Partners and/or BGC Holdings and their respective representatives.

If Cantor competes with us, it could materially harm us.

Agreements between us and Cantor are between related parties, and the terms of these agreements may be less favorable to us than those that we could have negotiated with third parties.

Our relationship with Cantor results in agreements with Cantor that are between related parties. As a result, the prices charged to us or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged by third parties, and the terms of these agreements may be less favorable to us than those that we could have negotiated with third parties. For example, pursuant to the separation agreement, Cantor has a right, subject to certain conditions, to be our customer and to pay the lowest commissions paid by any other customer, whether by volume, dollar or other applicable measure. In addition, Cantor has an unlimited right to internally use market data from BGCantor Market Data without any cost. Any future related-party transactions or arrangements between us and Cantor is subject to the prior approval by our audit committee, but generally does not otherwise require the separate approval of our stockholders, and if such stockholder approval were required, Cantor may retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders.

Risks Related to our Class A Common Stock, Sales of Class A Common Stock and Our Structure

We are controlled by Cantor, which in turn controls its wholly owned subsidiary, CF&Co., which is acting as our sales agent in our controlled equity offering. In addition, we have retained Cantor and its affiliates to provide us with additional investment banking services.

We are controlled by Cantor, which in turn controls its wholly owned subsidiary, CF&Co., which acted as our sales agent pursuant to a controlled equity offering sales agreement entered into on June 2, 2010 (the “June 2010 Sales Agreement”) under which we sold 5.5 million shares of Class A common stock and is acting as our sales agent, for a commission equal to 2% of our gross proceeds, pursuant to a controlled equity offering sales agreement entered into on September 3, 2010 (the “Sales Agreement”) under which we may issue and sell from time to time up to 5.5 million shares of our Class A common stock (subject to a maximum aggregate gross sales price remaining under our effective Shelf Registration Statement on Form S-3 (as described below)). As of May 25, 2011, we have issued and sold an aggregate of approximately 7.2 million shares of our Class A common stock under the Sales Agreements. In addition, Cantor, CF&Co. and their affiliates have provided investment banking services to us and our affiliates in the past and may be expected to do so in the future. They receive customary fees and commissions for these services. In addition, they may also receive brokerage services and market data and analytics products from us and our respective affiliates.

Our general policy and that of our audit committee is that all transactions with a related party are subject to prior review and approval by our audit committee. Accordingly, our audit committee considered and approved the terms of the June 2010 Sales Agreement and the Sales Agreement and the retention of Cantor and its affiliates to provide us with additional investment banking services. We believe that the compensation paid and to be paid to Cantor, CF&Co. and their affiliates will not be greater than the typical compensation that would be charged by them to a third party issuer on an arm’s-length basis for similar types of services.

CF&Co. has retained independent legal advisors in connection with its role as sales agent under the Sales Agreements, but for the reasons described below it may not be in a position to provide us with independent financial input in connection with the offering of shares of our Class A common stock pursuant to the Sales Agreement. We are not required to, and have not engaged, an independent investment banking firm to act as a qualified independent underwriter or to otherwise provide us with independent input in our controlled equity offering.

While our board of directors and audit committee will be involved with any future decision by us to terminate the Sales Agreement or to enter into new sales agreements with CF&Co., our management has been delegated the authority to determine, and to so instruct CF&Co. with respect to, matters involving the manner, timing, number of shares, and minimum prices per share or proceeds for sales of our shares, or the suspension thereof, in our controlled equity offering pursuant to the Sales Agreement. Our management may be expected to consult with appropriate personnel from CF&Co. in making such determinations, but given the overlap between our senior management and that of Cantor and its wholly owned subsidiary, CF&Co., it may be expected that any joint determinations by our senior management and that of CF&Co. with respect to our controlled equity offering will involve the same individuals. In making such joint determinations, our audit committee has instructed our senior management to act in the best interests of us and our stockholders. Nevertheless, in making such determinations, such individuals will not have the benefit of input from an independent investment banking firm that is able to make its own determinations with respect to our controlled equity offering, including, but not limited to, whether to suspend sales under the Sales Agreement or to terminate the Sales Agreement.

Purchasers, as well as existing stockholders, may experience significant dilution as a result of offerings of our shares of Class A common stock.

We currently have in place an effective equity shelf Registration Statement on Form S-3 (the “Form S-3”) with respect to the issuance and sale up to $100.0 million of shares of our Class A common stock from time to time on a delayed or continuous basis. As of May 25, 2011, we have issued and sold an aggregate of approximately 7.2 million shares of Class A common stock under the Form S-3 pursuant to the Sales Agreements. In addition, on September 3, 2010, the Company filed a registration statement on Form S-4 (the “Form S-4 Registration Statement”), which was declared effective by the SEC on October 12, 2010, for the offer and sale of up to 20,000,000 shares of Class A common stock from time to time in connection with business combination transactions, including acquisitions of other businesses, assets, properties or securities. In addition to the approximately 3.8 million shares of Class A common stock that remain available for issuance and sale under the Sales Agreement and the shares that may be issued under the Form S-4 Registration Statement, we may in the future sell additional shares of Class A common stock under the Form S-3 pursuant to new sales agreements or otherwise. For example, on March 25, 2011, we filed with the SEC a shelf Registration Statement on Form S-3 pursuant to which we registered 10,000,000 shares of our Class A common stock that may in the future be sold under the BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan.

Because the sales of shares of our Class A common stock under the Sales Agreements have been made, and any other future sales of our Class A common stock may be made, in privately negotiated transactions or directly into the market at prevailing market prices or at prices related to such prevailing market prices, the prices at which these shares have been sold and may be sold in the future will vary, and these variations may be significant. Purchasers of these shares may suffer significant dilution if the price they pay is higher than the price paid by other purchasers of shares of our Class A common stock under the Sales Agreements and any future offerings of our shares of Class A common stock.

In selling shares of our Class A common stock under the Sales Agreement, we may determine to instruct CF&Co. not to sell our shares at less than a minimum price per share designated by us. Alternatively, we may instruct CF&Co. to sell our shares so as to seek to realize a designated minimum price per share for all shares sold over a designated time period, or so as to seek to raise a designated minimum dollar amount of gross proceeds from sales of all such shares over a designated time period. These approaches may result in some purchasers of our shares paying a significantly higher price per share than other purchasers, depending upon the number of shares sold, the market prices for our shares, and the liquidity and depth of our market. In particular, this could be the case near the end of any designated sales period, especially if we determine at that time to authorize CF&Co. to seek to sell our shares in privately negotiated transactions at a discount to prevailing market prices.

In addition, the sale by us of any shares of our Class A common stock may have the following effects:

•	our existing Class A common stockholders’ proportionate ownership interest in us will decrease;

•	our existing Class A common stockholders may suffer significant dilution;

•	the amount of cash available per share for dividends payable on shares of our Class A common stock may decrease;

•	the relative voting strength of each previously outstanding share of our Class A common stock may be diminished; and

•	the market price of our Class A common stock may decline.

Because we intend to use the net proceeds from the sale of shares of Class A common stock under the Sales Agreements, and may use the net proceeds from future offerings, for general corporate purposes, which, among other things, are expected to include principally repurchases of shares of our Class A common stock and purchases of BGC Holdings units or other equity interests in us or in our subsidiaries from Cantor, our executive officers, other employees, partners, and others, and/or to replenish cash used to effect such repurchases and purchases, investors should be aware that such net proceeds will not be available for other corporate purposes, and that, depending upon the timing and prices of such repurchases of shares and purchases of units and of the sales of our shares under the Sales Agreement and the liquidity and depth of our market, we may sell a greater aggregate number of shares, at a lower average price per share, under the Sales Agreement than the number of shares or units repurchased or purchased, thereby increasing the aggregate number of shares and units outstanding and decreasing our fully diluted earnings per share.

We intend to use the net proceeds of the sale of shares of Class A common stock under the Sales Agreement, and may use the net proceeds from future offerings, for general corporate purposes, which among other things, are expected to include principally repurchases of shares of our Class A common stock and purchases of BGC Holdings units or other equity interests in us or in our subsidiaries from Cantor, our executive officers, other employees, partners, and others, and/or to replenish cash used to effect such repurchases and purchases. During the three months ended March 31, 2011, we repurchased 6,454 shares of Class A common stock at an aggregate purchase price of approximately $55 thousand, at an average repurchase price of $8.50 per share. During the three months ended March 31, 2011, the Company, as part of its redemption and compensation restructuring program (see Note 15—“Compensation” of our consolidated financial statements included in our Form 10-K for more information), redeemed 162,770 limited partnership units at an average price of $9.06 per unit. For the three months ended March 31, 2011, the Company redeemed 33,134 founding partner units for an average price of $9.35 per unit. In the future we expect to continue to repurchase shares of our Class A common stock and purchase BGC Holdings units from Cantor, our executive officers, other employees, partners, and others, and these repurchases and purchases may be significant, particularly as we continue our redemption and compensation restructuring program.

As of May 25, 2011, we have issued and sold under the June 2010 Sales Agreement and the September 2010 Sales Agreement an aggregate of approximately 7.2 million shares of Class A common stock, for an average price per share of $6.37, net of costs.

To the extent that we continue to use the net proceeds of the sale of shares of our Class A common stock to fund repurchases of shares and purchases of units, or to replenish cash used to effect repurchases and purchases, net proceeds will not be available for other corporate purposes. In addition, to the extent that we seek to sell shares of our Class A common stock to raise net proceeds for repurchases of shares and purchases of units, depending upon the timing and prices of the repurchases of shares and purchases of units and of the sales of our shares and the liquidity and depth of our market, we may in fact sell a greater aggregate number of shares of our Class A common stock, at a lower average price per share, in our offerings than the aggregate number of shares repurchased and units purchased by us and the average price per share or unit that we are paying in such repurchases and purchases. Thus, our strategy may result in an increase in the number of our shares and units outstanding and a decrease in our earnings per share on both a basic and a fully diluted basis. Nevertheless, our management believes that selling our shares, and using the net proceeds of such sales to repurchase shares and purchase units, is in our best interest and that of our stockholders. While we believe that we can successfully manage our strategy, and that our share price may in fact increase as we increase the amount of cash available for dividends and share repurchases and unit purchases by increasing the percentage of compensation our partners receive in the form of restricted partnership units, gradually lowering our compensation expenses for purposes of distributable earnings, and lowering our long-term effective tax rate for distributable earnings, there can be no assurance that our strategy will be successful or that we can achieve any or all of such objectives.

The market price of our Class A common stock has fluctuated significantly and may continue to do so. In addition, future sales of shares of Class A common stock could adversely affect the market price of our Class A common stock.

The market price of our Class A common stock has fluctuated widely since eSpeed’s initial public offering in December 1999, and the market price of our Class A common stock may continue to do so depending upon many factors, including our actual results of operations and perceived prospects, the prospects of our competition and of the financial marketplaces in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts’ recommendations or projections, seasonality, changes in general valuations for companies in our business segment, changes in general economic or market conditions and broad market fluctuations. The market price of our Class A common stock may continue to be subject to similar market fluctuations which may be unrelated to our operating performance or prospects, and increased volatility could result in a decline in the market price of our Class A common stock. Declines in the price of our Class A common stock may adversely affect our ability to recruit and retain key employees, including our working partners and other key professional employees.

Future sales of our shares also could adversely affect the market price of our Class A common stock. If our existing stockholders sell a large number of shares, or if we issue a large number of shares of our common stock in connection with public offerings, future acquisitions, strategic alliances, third-party investments and private placements or otherwise, the market price of common stock could decline significantly. In addition, our stockholders could be diluted by such future sales.

Recent events which could have such an effect include the sales of shares of Class A common stock under the Sales Agreement, and future sales of our shares, described above, as well as the following:

•

The issuance of the BGC Holdings Notes and the BGCP Notes are exchangeable and convertible as follows: The BGC Holdings Notes held by Cantor are (i) exchangeable for a like principal amount of convertible notes held by BGC Holdings, or (ii) convertible into an aggregate of 22,074,423 BGC Holdings exchangeable limited partnership interests. The BGC Holdings exchangeable limited partnership interests are themselves exchangeable on a one-for-one basis for shares of Class A common stock. The BGCP Notes are convertible into an aggregate of 22,074,423 shares of Class A common stock. In connection with the issuance of the BGCP Notes, we entered into a registration rights agreement with Cantor, dated April 1, 2010, pursuant to which holders of the BGCP Notes and the shares of Class A common stock issuable upon conversion of the BGCP Notes have registration rights.

•

On October 12, 2010, a resale Registration Statement on Form S-3 (the “Resale Registration Statement”) filed by us with the SEC was declared effective. Pursuant to the Resale Registration Statement, up to 3,494,891 (2,683,123 of which have been offered and sold as of May 25, 2011) shares of Class A common stock may be sold by Cantor for the account of certain retained and founding partners and/or by such retained and founding partners, as distributees of shares of Class A common stock from Cantor, from time to time on a delayed or continuous basis.

•

(i) The distribution by Cantor of shares of Class A common stock to satisfy certain of its distribution rights obligations to certain current and former partners of Cantor, (ii) the granting of exchangeability of certain BGC Holdings units into shares of our Class A common stock in connection with our partnership redemption and compensation restructuring program and (iii) the issuance of shares of Class A common stock to founding/working partners of BGC Holdings upon exchange of their exchangeable founding partner units.

•

In addition, the sale of shares of our Class A common stock issuable in connection with (i) the conversion by Cantor of shares of its Class B common stock into shares of Class A common stock, (ii) the exchange of Cantor’s exchangeable limited partnership interests, (iii) incentive compensation, including RSUs, (iv) potential business combination transactions and (v) BGC Holdings limited partnership interests or other partnership units (if exchangeable), could adversely affect the market price of our Class A common stock.

In addition, we have registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), 100,430,000 shares of common stock, which are reserved for issuance upon exercise of options, restricted stock, exchange rights and other incentive compensation granted under our Long-Term Incentive Plan. These shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. We may in the future register additional shares of common stock under the Securities Act that become reserved for issuance under our Long-Term Incentive Plan or other benefit plans. In addition, we have registered under the Securities Act 425,000 shares of common stock issuable under our stock purchase plan.

We are continuing our global program in 2011 whereby partners redeem their REUs or RPUs in exchange for PSUs or PSIs and receive exchangeability or cash for certain of their limited partnership units and, in many cases, a modification or extension of their employment arrangement.

Certain of the BGC Holdings founding partner interests that Cantor has provided are exchangeable with us for Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments) and are described in further detail in the “Certain Relationships and Related Transactions” section of our Form 10-K.

In addition, Cantor is obligated to distribute shares of Class A common stock to satisfy certain of its distribution rights and obligations to certain current and former partners. Cantor expects to use shares of our Class A common stock received upon its conversion of Class B common stock, shares of our Class A common stock received upon exchange of BGC Holdings exchangeable limited partnership interests and purchases of shares of our Class A common stock in the open market to satisfy its distribution obligations under the distribution rights.

As of May 25, 2011, the aggregate number of remaining shares of Class A common stock that Cantor will be required to distribute to retained and founding partners was 16,267,289 shares of Class A common stock (15,835,098 shares with respect to retained partners and 432,191 shares with respect to founding partners).

In addition, we have issued shares of our common stock, warrants and convertible preferred stock and granted registration rights in connection with certain of our strategic alliances.

During 2011, as of May 25, 2011, we repurchased 14,445 shares of Class A common stock at an aggregate purchase price of $126,300. The reacquired shares were designated treasury shares and will be used for general corporate purposes. As of May 25, 2011, approximately $65 million was remaining from the authorization of our board of directors and our audit committee to repurchase our Class A common stock, BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers. We may continue to make stock repurchases in 2011 and from time to time we may actively repurchase shares and may cease making repurchases at anytime.

Despite our current consolidated debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed herein.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt. We are not restricted under the terms of the Indenture or our secured loan arrangement from incurring additional debt, securing existing or future debt (except to the extent already secured), recapitalizing our debt or taking a number of other actions that are not limited by the terms of our debt instruments that could have the effect of diminishing our ability to make payments on our debt when due.

Increased debt levels could have other important consequences, including:

•	limiting our flexibility in planning for, or reacting to, changes in our operations or business;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	making us more vulnerable to downturns in our business or the economy;

•

there would be a material adverse effect on our businesses, financial condition and results of operations if we were unable to service our debt or obtain additional debt financing or refinance our existing debt as needed; and

•

causing a reduction in our credit ratings and/or the associated outlook that could (i) adversely affect the availability and/or cost of debt financing, (ii) adversely affect our ability to compete in certain markets or engage in certain transactions and (iii) require us to provide additional collateral.

We may not have the ability to raise the funds necessary to settle conversions of the BGCP Notes or to repurchase the BGCP Notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Pursuant to the Indenture, if we undergo a “fundamental change” (as defined in the Indenture), holders of the BGCP Notes may elect to have all or a portion of the convertible notes repurchased for cash at a price equal to 100% of the principal amount of the convertible notes, plus any accrued and unpaid interest. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of convertible notes surrendered therefor. In addition, our ability to repurchase the BGCP Notes may be limited by law, by regulatory authority or by agreements governing any of our future indebtedness. Our failure to repurchase the BGCP Notes at a time when the repurchase is required by the Indenture would constitute a default under the Indenture. A default under the Indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the BGCP Notes or make cash payments upon conversions thereof.

The fundamental change provisions in the BGCP Notes may delay or prevent an otherwise beneficial takeover attempt of us and, to the extent that Cantor or its affiliates continue to hold the BGCP Notes, these provisions may enhance Cantor’s control of us.

Pursuant to the terms of the BGCP Notes, holders of our convertible notes will have the right to require us to repurchase all or a portion such notes upon the occurrence of a “fundamental change” at 100% of their principal amount, plus any accrued and unpaid interest. In addition, if a “make-whole fundamental change occurs” (as defined in the Indenture) prior to maturity of the BGCP Notes, under certain circumstances, we will increase the number of shares of our Class A common stock issuable upon conversion of the BGCP Notes converted in connection with such “make-whole fundamental change.” The fundamental change purchase rights and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of us and/or the removal of incumbent management that might otherwise be beneficial to investors. To the extent that Cantor or its affiliates continue to hold the BGC Holdings Notes or hold the BGCP Notes, these provisions may enhance Cantor’s control of us even if Cantor were to reduce its voting power in us by, among other things, converting shares of our Class B common stock held by it into shares of our Class A common stock or selling or distributing shares of our Class A common stock.

Because our voting control is concentrated among the holders of Class B common stock, the market price of Class A common stock may be adversely affected by disparate voting rights.

As of May 25, 2011, Cantor beneficially owned approximately 82% of our voting power. As long as Cantor beneficially owns a majority of our combined voting power, it will have the ability, without the consent of the public stockholders, to elect all of the members of our board of directors and to control our management and affairs. In addition, it will be able to determine the outcome of matters submitted to a vote of our stockholders for approval and will be able to cause or prevent a change of control of us. In certain circumstances, such as when transferred to an entity controlled by Cantor or Mr. Lutnick, the shares of Class B common stock issued to Cantor may be transferred without conversion to Class A common stock.

The holders of Class A common stock and Class B common stock have substantially identical rights, except that holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders in general. These votes are controlled by Cantor and are not subject to conversion or termination by our board of directors or any committee thereof, or any other stockholder or third-party. This differential in the voting rights could adversely affect the market price of common stock.

We are a holding company, and accordingly we are dependent upon distributions from BGC U.S. and BGC Global to pay dividends, taxes and other expenses and to make repurchases.

We are a holding company with no independent means of generating revenues. Any dividends declared by us and all applicable taxes payable in respect of our net taxable income, if any, are paid from distributions to us from BGC U.S. and BGC Global. To the extent that we need funds to pay dividends or to pay taxes on our share of BGC U.S.’s and BGC Global’s net taxable income, or to repurchase shares of our common stock or BGC Holdings exchangeable limited partnership interests or if we need funds to pay dividends, make repurchases or for any other purpose, and either BGC U.S. or BGC Global or their respective subsidiaries are restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our businesses, financial condition and results of operations and our ability to declare dividends. In addition, any unanticipated accounting, tax or other charges against net income could adversely affect our ability to pay dividends, taxes and other expenses and to make repurchases.

We may not be able to pay dividends on our common stock.

We are a holding company with no direct operations and will be able to pay dividends only from our available cash on hand and funds received from distributions from BGC U.S. and BGC

Global. BGC U.S. and BGC Global intend to distribute to their limited partners, including us, on a pro rata and quarterly basis, cash that is not required to meet BGC U.S.’s and BGC Global’s anticipated business needs. As a result, BGC U.S.’s and BGC Global’s ability, and in turn our ability, to make any distributions will depend upon the continuing profitability and strategic and operating needs of our business, including various capital adequacy and clearing capital requirements promulgated by regulatory, banking and exchange authorities to which our subsidiaries are subject. We expect to pay not less than 75% of our post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders, with the balance of such distributable earnings to be available to repurchase shares of our Class A common stock or purchase BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners and others.

Our board of directors and our audit committee have authorized repurchases of shares of our Class A common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries as part of this policy, including those held by Cantor, our executive officers, other employees, partners and others, at the volume-weighted average price, to the extent available, of such securities on the date on which such repurchase or purchase is made. On May 4, 2010 the Company’s Board of Directors authorized an $85 million increase in the BGC Partners stock repurchase authorization, bringing the total amount available for future repurchases of Class A common stock to $100 million. As of May 25, 2011, we had approximately $65 million remaining under this authorization and may continue to actively make repurchases or purchases, or cease to make such repurchases or purchases, from time to time. In addition, from time to time, we may reinvest all or a portion of the distributions we receive in BGC U.S.’s and BGC Global’s respective businesses, although we neither have current plans to do so nor do we expect to so long as we maintain our current dividend policy. As a result, there can be no assurance that future dividends will be paid. See the “Dividend Policy” section of our Form 10-K.

Delaware law and our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. Some provisions of the Delaware General Corporation Law (the “DGCL”) and our amended and restated certificate of incorporation (the “certificate of incorporation”), and amended and restated bylaws (the “bylaws), could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, or in the event the Chairman of our board of directors is unavailable, by the Chief Executive Officer or by the holders of a majority of the voting power of our Class B common stock, which is held by Cantor and CFGM, the managing general partner of Cantor, an entity controlled by our Chairman and Chief Executive Officer, Mr. Lutnick. In addition, our certificate of incorporation permits us to issue “blank check” preferred stock.

Our bylaws require advance written notice prior to a meeting of stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by our Secretary not later than 120 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting. Our bylaws provide that all amendments to our bylaws must be approved by either the holders of a majority of the voting power of all outstanding capital stock entitled to vote or by a majority of our board of directors.

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, or was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the prior three years, other than “interested stockholders” prior to the time our common stock was quoted on the NASDAQ Global Select Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

In addition, our brokerage businesses are heavily regulated and some of our regulators require that they approve transactions which could result in a change of control, as defined by the then-applicable rules of our regulators. The requirement that this approval be obtained may prevent or delay transactions that would result in a change of control.

Further, our Long Term Incentive Plan contains provisions pursuant to which grants that are unexercisable or unvested may automatically become exercisable or vested as of the date immediately prior to certain change of control events. Additionally, change in control and employment agreements between us and our named executive officers also provide for payments in the event of certain change of control events.

The foregoing factors, as well as the significant common stock ownership by Cantor, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

Delaware law may protect decisions of our board of directors that have a different effect on holders of Class A common stock and Class B common stock.

Stockholders may not be able to challenge decisions that have an adverse effect upon holders of Class A common stock if our board of directors acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of our stockholders. Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not have separate or additional duties to either group of stockholders, subject to applicable provisions set forth in a company’s charter.

If our dividend policy is materially different than the distribution policy of BGC Holdings, upon the exchange of any BGC Holdings limited partnership interests, such BGC Holdings limited partners could receive a disproportionate interest in the aggregate distributions by BGC U.S. and BGC Global that have not been distributed by us.

To the extent BGC Holdings distributes to its limited partners a greater share of income received from BGC U.S. and BGC Global than we distribute to our stockholders, then as founding/working partners, limited partnership unit holders and/or Cantor exercise any exchange right to acquire Class A common stock or Class B common stock, as applicable, exchanging partners may receive a disproportionate interest in the aggregate distributions by BGC U.S. and BGC Global that have not been distributed by us. The reason is that the exchanging partner could receive both (1) the benefit of the distribution that have not been distributed by us from BGC U.S. and BGC Global to BGC Holdings (in the form of a distribution by BGC Holdings to its limited partners) and (2) the benefit of the distribution from BGC U.S. and BGC Global to us (in the form of a subsequent cash dividend, a greater percentage indirect interest in BGC U.S. and BGC Global following a repurchase by us or a greater value of assets following a purchase of assets with the cash that otherwise would be distributed to our stockholders). Consequently, if our dividend policy does not match the distribution policy of BGC Holdings, holders of Class A common stock and Class B common stock as of the date of an exchange could experience a reduction in their interest in the profits previously distributed by BGC U.S. and BGC Global that have not been distributed by us. Our previously described intention to match the distribution policy of BGC Holdings was superseded by a decision (which we announced on May 7, 2008) by our board of directors to provide for greater flexibility by our management. Our current dividend policy could result in distributions to our common stockholders that are different from the distributions made by BGC Holdings to its equity holders.

If we were deemed an “investment company” under the Investment Company Act as a result of our ownership of BGC U.S., BGC Global or BGC Holdings, applicable restrictions could make it impractical for us to continue our business as contemplated and could materially adversely affect our businesses, financial condition and results of operation.

If Cantor ceases to hold a majority of our voting power, Cantor’s interest in us could be deemed an investment security under the Investment Company Act. If we were to cease participation in the management of BGC Holdings (or if BGC Holdings, in turn, was to cease participation in the management of BGC U.S. or BGC Global) or not be deemed to have a majority of the voting power of BGC Holdings (or if BGC Holdings, in turn, was deemed not to have a majority of the voting power of BGC U.S. or BGC Global), our interest in BGC Holdings or BGC U.S. or BGC Global could be deemed an “investment security” for purposes of the

Investment Company Act. If BGC Holdings ceased to participate in the management of BGC U.S. or BGC Global or be deemed not to have a majority of the voting power of BGC U.S. or BGC Global, its interest in BGC U.S. or BGC Global could be deemed an “investment security” for purposes of the Investment Company Act. Generally, an entity is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. We are a holding company and hold BGC U.S. limited partnership interests, BGC Global limited partnership interests, the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Holdings. A determination that we hold more than 40% of our assets in investment securities could result in us being an investment company under the Investment Company Act and becoming subject to registration and other requirements of the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed prescriptions for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, limit the issuance of debt and equity securities, prohibit the issuance of stock options and impose certain governance requirements. If anything were to happen that would cause us, BGC Holdings or Cantor to be deemed to be an investment company under the Investment Company Act, the Investment Company Act would limit our or its capital structure, ability to transact business with affiliates (including Cantor, BGC Holdings or us, as the case may be) and ability to compensate key employees. Therefore, if Cantor, BGC Holdings or we became subject to the Investment Company Act, it could make it impractical to continue our business, impair agreements and arrangements, and the transactions contemplated by those agreements and arrangements, between and among us, BGC Holdings, BGC U.S., BGC Global and Cantor or any combination thereof and materially adversely affect our businesses, financial condition and results of operations.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, including:

“Revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings” are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to the Company and its common stockholders, as well as to holders of BGC Holdings limited partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

“Revenues for distributable earnings” are defined as GAAP revenues excluding the impact of the Company’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

“Pre-tax distributable earnings” are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic items, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, Inc., as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of limited partnership units and certain one-time or non-recurring items, if any.

Beginning with the first quarter of 2011, the Company’s definition of distributable earnings has been revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of, prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC Partners.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

•

In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution, but will exclude quarterly interest expense, net of tax, associated with the Company’s Senior Convertible Notes.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period's distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Discussion of Forward-Looking Statements

Information in this document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward looking statements include statements about the outlook and prospects for the Company and for its industry as well as statements about its future financial and operating performance. Such statements are based upon current expectations that involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied because of a number of risks and uncertainties that include, but are not limited to, the risks and uncertainties identified herein and in BGC Partners’ other filings with the U.S. Securities and Exchange Commission. The Company believes that all forward-looking statements are based upon reasonable assumptions when made. However, BGC Partners cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments.

*****

The information set forth under the heading “Outlook for the Second Quarter of 2011” in this Current Report on Form 8-K is being furnished under Item 8.01 of Form 8-K. Such information shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing. All other information set forth in this Current Report on Form 8-K is being filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

Date: June 17, 2011	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer